UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2012

PERNIX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-14494	33-0724736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10003 Woodloch Forest Drive The Woodlands, TX	77354
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 934-1825

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2012, Pernix Therapeutics Holdings, Inc. (the “Company”) approved a new compensation program for certain of its officers based on deliberations by the board and compensation committee at meetings over the prior two months.  Pursuant to such program, the annual base salary of certain of the Company’s current named executive officers was increased as follows:  Cooper C. Collins, President and Chief Executive Officer, increased $100,000 to $390,000 and David P. Becker, Chief Financial Officer, increased $55,000 to $285,000.

Item 8.01             Other Events

On April 26, 2012, the Company issued a press release announcing the completion of its At-the-Market (ATM) offering with Cantor Fitzgerald & Co following the sale of approximately 2.7 million shares of common stock under the ATM program for total net proceeds of approximately $21.3 million on April 26, 2012.  In February 2012, Pernix initiated the ATM program to sell up to $25 million of its common stock through Cantor Fitzgerald & Co. The Company previously announced that it had sold 269,500 shares of common stock under its ATM program for total net proceeds of approximately $2.5 million.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01             Financial Statements and Exhibits

(d)   Exhibits

99.1        Press Release by Pernix Therapeutics Holdings, Inc. dated April 26, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PERNIX THERAPEUTICS HOLDINGS, INC.

By:	/s/ David P. Becker
David P. Becker
Chief Financial Officer

Dated: April 27, 2012